Exhibit 99.1

Investor Relations Contacts: Joe Longo +1-609-720-4545 jlongo@tyco.com Antonella Franzen +1-609-720-4665 AFranzen@tyco.com	Media Contacts: Brett Ludwig +1-609-216-3255 bludwig@tyco.com Ira Gottlieb +1-609-610-1999 igottlieb@tyco.com

FOR IMMEDIATE RELEASE:

Tyco Completes Separation Process

Tyco is the Largest Global Fire Protection and Security Solutions Company with $10+ Billion in Revenue

SCHAFFHAUSEN, Switzerland, Sept. 28, 2012 –– Today Tyco (NYSE: TYC), the world’s largest dedicated fire protection and security company, completed its separation transaction.

Tyco is a $10+ billion global leader in fire protection and security solutions. Tyco designs, manufactures, installs and services fire protection and security solutions focused on finding smarter ways to save lives, improve businesses and protect where people live and work.

Tyco’s broad portfolio of products and services allows the company to partner with customers to help them protect people and assets around the world. Tyco’s solutions address these critical needs with leading edge innovations in fire detection and suppression, intrusion, video surveillance, access control, retail security solutions and personal protective equipment as well as monitoring, maintenance and service.

“This is an exciting day for Tyco,” said George Oliver, Tyco’s new chief executive officer. “As a more focused company, we are positioned to continue to invest in technology and innovation to provide industry-leading fire and security solutions.”

George Oliver joined Tyco in July 2006, after serving in various senior executive positions at General Electric. Oliver succeeds Ed Breen, who was chairman and CEO of Tyco International Ltd. since July 2002. Breen will serve as the non-executive chairman of Tyco’s Board of Directors.

In connection with the closing of the spin-off transactions, each Tyco shareholder will receive: (i) one share of common stock of The ADT Corporation for every two shares of Tyco common stock held at the close of business on September 17, 2012 (the record date) and (ii) 0.239943 shares of Pentair Ltd. (formerly known as Tyco Flow Control International Ltd.) (“New Pentair”) common stock for every share of Tyco common stock held at the close of business on the record date. Fractional shares of ADT and/or New Pentair will not be distributed and any Tyco shareholder who would otherwise be entitled to receive a fractional share will instead receive a cash payment. Immediately following the distributions, Pentair, Inc. (“Pentair”) merged with and into a wholly-owned subsidiary of New Pentair.

The distributions have been structured to qualify as tax-free dividends to Tyco shareholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares, however, will be taxable. Shareholders are urged to consult with their tax advisor as to the specific tax consequences of the distributions to them.

Tyco currently has approximately 462 million basic shares outstanding. Based on the distribution ratios noted above, approximately 231 million shares of ADT common stock and 111 million shares of New Pentair common stock will be distributed to Tyco shareholders. As consideration for the merger, shareholders of Pentair will receive one newly issued common share of New Pentair for every Pentair common share that they hold at the time of the merger. After giving effect to the merger, Tyco shareholders as of the record date will own approximately 52.5% of the common shares of Pentair Ltd. on a fully-diluted basis (excluding treasury shares).

About Tyco

Tyco (NYSE: TYC) is the world’s largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. A $10+ billion company, Tyco has more than 69,000 employees in more than 1,000 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit the new www.tyco.com.

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